EXHIBIT 99.8

INSTRUCTIONS FOR PARTICIPANTS

IN THE

TIB FINANCIAL CORP. EMPLOYEE STOCK OWNERSHIP PLAN WITH 401(K) PROVISIONS

Important Information on the TIB Financial Corp. Rights Offering

The following questions and answers have been developed to provide participants and other account holders (such as former spouses and beneficiaries) in the TIB Financial Corp. Employee Stock Ownership Plan with 401(k) Provisions (the “401(k) Plan”) with important information regarding a rights offering (the “Rights Offering”) by TIB Financial Corp. (“TIB” or the “Company”). Because the 401(k) Plan allows for investment in common stock of TIB Financial Corp. (“Common Stock”), 401(k) Plan participants and other account holders who held such Common Stock in their accounts under the 401(k) Plan as of 4:01 p.m., New York City time on July 12, 2010 are eligible to participate in the Rights Offering along with all other shareholders of the Company. A detailed description of the Rights Offering is provided in the accompanying “prospectus” dated December [—], 2010 (the “Offering Prospectus”). The following questions and answers are focused specifically on 401(k) Plan participants and the procedures for participation in the Rights Offering through the Plan. To obtain a complete understanding of the Rights Offering and the procedures to participate in the Rights Offering through the 401(k) Plan, we encourage you to read both the Offering Prospectus and the following questions and answers.

1. What is the Rights Offering?

As described in the Offering Prospectus, the Company is distributing, at no charge, to holders of Common Stock as of 4:01 p.m., New York City time, on July 12, 2010 (the “Record Date”) non-transferable subscription rights (“Subscription Rights”) to purchase up to an aggregate of 1,488,792 shares of Common Stock. Each Subscription Right held by a shareholder provides the shareholder with the right to purchase one one-hundredth (1/100th) of a share of the Company’s Common Stock at a subscription price of $ 15.00 per full share (the “Subscription Price”). Subscription Rights will expire, if not exercised earlier, at 5:00 p.m., New York City time, on January 10, 2011, unless the Company elects in its sole discretion to extend the period of the Rights Offering beyond this date or to cancel the Rights Offering earlier.

2. Can I participate in the Rights Offering?

If you are a participant (or other account holder) in the 401(k) Plan and, as of the Record Date, you held shares of Common Stock in your 401(k) Plan account, you are entitled to participate in the Rights Offering.

3. Will I also receive Subscription Rights for the shares of Common Stock that I own outside the 401(k) Plan?

Yes. You will also receive Subscription Rights for shares of Common Stock that you held outside of the 401(k) Plan as of the Record Date. You will receive separate instructions for exercising the Subscription Rights issued with respect to the shares of Common Stock that you own outside the 401(k) Plan as of the Record Date. This document only describes the procedures for exercising the Subscription Rights issued on the shares of Common Stock that you held in your 401(k) Plan account as of the Record Date.

4. What if I have elected to receive a distribution of my 401(k) Plan account before I receive the Subscription Rights Election Form described below?

If you received a distribution of your 401(k) Plan account between the Record Date of our Rights Offering and the start of the Rights Offering, your Subscription Rights will be sent by TIB to the same address that you directed to have your 401(k) Plan account distribution sent. In other words, the Subscription Rights will not be processed through the 401(k) Plan. Please note that Subscription Rights are not transferable and, if you elect to receive a distribution from the 401(k) Plan after the start of the Rights Offering, your Subscription Rights will remain in the 401(k) Plan. Accordingly, please consider the timing of any requests for distributions from the 401(k) Plan and the effect a distribution will have on your ability to exercise your Subscription Rights.

5. How many shares of Common Stock will I be able to purchase in the Rights Offering through the 401(k) Plan?

As described in the Offering Prospectus, for each pre-split share of Common Stock that you own as of the Record Date, including those you held in your 401(k) Plan account, you (or with respect to the shares of Common Stock held in your 401(k) Plan account as of the Record Date, your 401(k) Plan account) will receive, at no charge, ten (10) Subscription Rights. Each whole Subscription Right will entitle you to purchase one one-hundredth (1/100th) of a share of Common Stock at a Subscription Price equal to $15.00 per full share. For example, if you held 955 pre-split shares of Common Stock in your 401(k) Plan account as of 4:01 p.m., New York City time, on the Record Date, you would receive 9,550 Subscription Rights and would have the right to purchase 95 shares of Common Stock (rounded down from 95.5 shares) for $15.00 per full share. Fractional shares of our common stock resulting from the exercise of the Subscription Rights will be eliminated by rounding down to the nearest whole share.

6. How can I exercise the Subscription Rights issued on the shares of Common Stock in the 401(k) Plan?

Along with this document, you will have received various solicitation materials, including the Offering Prospectus, from TIB regarding the Rights Offering with respect to the shares of Common Stock that you held in your 401(k) Plan account (you will receive a separate mailing of materials for the Subscription Rights issued on shares of Common Stock that you may have owned as of the Record Date outside the Plan). These Rights Offering materials will identify the number of Subscription Rights you may exercise in your 401(k) Plan account and will include exercise instructions and an exercise election form (the “Subscription Rights Election Form”). To participate in the Rights Offering, you must indicate the number of Subscription Rights you wish to exercise on the Subscription Rights Election Form and must exercise the Subscription Rights that were issued in respect of the shares of Common Stock that you held in your 401(k) Plan account using money set aside in your 401(k) Plan account as described below. The shares of Common Stock that are purchased by your 401(k) Plan account through the Rights Offering will remain in your 401(k) Plan account and will be subject to the rules of the 401(k) Plan. To exercise the Subscription Rights that were issued in respect of the shares of Common Stock that you held in your 401(k) Plan account as of the Record Date, you must complete the following two actions by January 4, 2011:

(1)	By 5:00 p.m., New York City time, on January 4, 2011, exercise the Subscription Rights that were issued in respect of the shares of Common Stock that you held in your 401(k) Plan account as of the Record Date by completing and returning the Subscription Rights Election Form to Ingham Retirement Group in one of the prescribed methods; and

(2)	By 4:00 p.m., New York City time, on January 4, 2011 (and until liquidated into cash on or about January 6, 2011), transfer money in your 401(k) Plan account to the Fidelity Retirement Money Market Fund (ticker symbol is “FRTXX”) in an amount sufficient to exercise the number of Subscription Rights indicated in your Subscription Rights Election Form (the “Total Subscription Price”).

7. How do I Transfer Money in my 401(k) Plan account to the Fidelity Retirement Money Market Fund?

To transfer money in your 401(k) Plan account to the Fidelity Retirement Money Market Fund in an amount sufficient to satisfy the Total Subscription Price, you must liquidate your existing investment funds and/or Common Stock in your 401(k) Plan account in a “dollar-for-dollar” transfer to the Fidelity Retirement Money Market Fund. The ticker symbol for the Fidelity Retirement Money Market Fund is “FRTXX.” The Total Subscription Price for the Subscription Rights that you elect to exercise must be paid out of the Fidelity Retirement Money Market Fund. Please do not send payment by cash or check directly to Ingham Retirement Group, the 401(k) Plan’s trustee (Reliance Trust Company), TIB or any other party. You may liquidate your 401(k) Plan investments and transfer monies to the Fidelity Retirement Money Markey Fund through the internet at www.ingham.com.

Please note: If the value of the Fidelity Retirement Money Market Fund in your 401(k) Plan account does not equal or exceed the Total Subscription Price of the shares of Common Stock that you have elected to purchase in our Rights Offering, then no shares of Common Stock will be purchased for your 401(k) Plan account.

8. May I exercise my Subscription Rights if I am not fully vested in my 401(k) Plan account?

Yes. Even though you are not fully vested in your 401(k) Plan benefits, you may exercise any or all of your Subscription Rights.

9. Where do I send my completed Subscription Rights Election Form?

You must return your Subscription Rights Election Form by First-Class Mail, Overnight Courier or Hand-Delivery (no other methods of delivery are acceptable) to the following address:

Ingham Retirement Group

Attention: Juanita Arias

9155 South Dadeland Blvd.

Suite 1512

Miami, FL 33156

You may use the enclosed self-addressed envelope that is provided.

10. What is the deadline for delivering my Subscription Rights Election Form?

Your Subscription Rights Election Form must actually be received, not just postmarked, no later than 5:00 p.m., New York City time, on January 4, 2011. If you miss this deadline, you cannot participate in the Rights Offering with respect to the shares of Common Stock that you held as of the Record Date in your 401(k) Plan account. Please note that the only acceptable methods of delivering your Subscription Rights Election Form is by First-Class Mail, Overnight Courier or Hand-Delivery; no other methods of delivery will be accepted.

11. Why is the deadline for participants and other account holders in the 401(k) Plan earlier than the regular deadline under the Rights Offering?

The deadline for exercising your Subscription Rights with respect to the Common Stock held in your 401(k) Plan account is earlier than the deadline that you have with respect to the exercise of any Subscription Rights you may have relating to Common Stock outside of the 401(k) Plan.

The reason for this is that shares of Common Stock in the 401(k) Plan as well as the other investments of the 401(k) plan are held in trust by Reliance Trust Company, the trustee for the 401(k) plan. This means you cannot exercise your Subscription Rights directly. Instead, the 401(k) Plan exercises your rights on your behalf. This requires coordination among the parties responsible for administering the 401(k) Plan, plan asset custody and recordkeeping. As a result, additional processing time is needed.

12. What is the deadline for moving money into the Fidelity Retirement Money Market Fund?

The number of shares of Common Stock that you elect to have purchased by your 401(k) Plan account in connection with the Rights Offering will be paid with money in the Fidelity Retirement Money Market Fund in your 401(k) Plan account. As a result, you need to make sure that you have enough money in the Fidelity Retirement Money Market Fund to cover the Total Subscription Price for the number of shares you elect to acquire by no later than 4:00 p.m., New York City time, on January 4, 2011.

If the Total Subscription Price for the shares of Common Stock that you have elected to have purchased by your 401(k) Plan account under the Rights Offering is greater than the value of the Fidelity Retirement Money Market Fund in your 401(k) Plan account, you will need to transfer money from the other investment options in which your 401(k) Plan account is invested into the Fidelity Retirement Money Market Fund by 4:00 p.m., New York City time, on January 4, 2011.

Please note that orders to transfer money into the Fidelity Retirement Money Market Fund in your 401(k) Plan account that will be executed after 4:00 p.m., New York City time, will not satisfy this deadline, the value of the Fidelity Retirement Money Market Fund held by your 401(k) Plan account must be equal to or greater than the Total Subscription Price by 4:00 p.m., New York City time, on January 4, 2011. The value of the Fidelity Retirement Money Market Fund must also be equal to or greater than your Total Subscription Price as of 4:00 p.m., New York City time on January 7, 2011, when the Fidelity Retirement Money Market Fund held by each participant’s 401(k) Plan account will be liquidated (and converted into cash) to the extent necessary to exercise the subscription rights that the participant has elected in contemplation of the exercise of Subscription Rights by the 401(k) Plan on January 7, 2011.

Please note that, while the Fidelity Retirement Money Market Fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the fund. Accordingly, even if you transfer the exact amount of money in your 401(k) Plan account to the Fidelity Retirement Money Market Fund, if the value of the Fidelity Retirement Money Market Fund is not sufficient to pay the Total Subscription Price of the Subscription Rights that you have elected to exercise, none of your Subscription Rights will be exercised.

13. Will there be a “freeze” on my account during the Rights Offering?

Yes, but it will only be a partial freeze since your entire 401(k) Plan account does not need to be frozen. Only the Fidelity Retirement Money Market Fund will be frozen since this is the only account that is involved in acquiring Common Stock in the Rights Offering for your 401(k) Plan account.

The freeze on the Fidelity Retirement Money Market Fund will be a very short one—we estimate it will only be for two business days. The freeze will go into effect as of 4:01 p.m., New York City time, on January 4, 2011. The freeze is expected to end, after the money needed to purchase the number of shares of Common Stock you have elected to buy has been liquidated, which is scheduled to occur after the close of business on January 6, 2011. However, note that the shares of Common Stock that you elect to have purchased for your 401(k) Plan account pursuant to the Rights Offering will not be credited until after the expiration of the Rights Offering.

Effect of this Partial Freeze. During the time the partial freeze is in effect for the Fidelity Retirement Money Market Fund, you will not be able to move money out of the Fidelity Retirement Money Market Fund, or take loans or other distributions from the Fidelity Retirement Money Market Fund.

14. What if the value of the Fidelity Retirement Money Market Fund held in my 401(k) Plan Account isn’t at least as much as the Total Subscription Price for the shares of TIB Common Stock that I Want to Acquire?

If the value of the Fidelity Retirement Money Market Fund held by your 401(k) Plan account is not equal to or greater than the purchase price of the shares of Common Stock that you have elected to purchase in the Rights Offering, then no shares of Common Stock will be purchased for your 401(k) Plan account.

As noted above, while the Fidelity Retirement Money Market Fund seeks to preserve the value of your investment, it is possible to lose money by investing in the fund. Accordingly, even if you transfer the exact amount of money in your 401(k) Plan account to the Fidelity Retirement Money Market Fund, if the value of the Fidelity Retirement Money Market Fund is not sufficient to pay the Total Subscription Price of the Subscription Rights that you have elected to exercise, none of your Subscription Rights will be exercised.

15. Can I use money that I have outside of the 401(k) Plan to pay for the shares I am acquiring through the 401(k) Plan?

No. The shares that may be acquired by your 401(k) Plan account can only be paid for with money held in your 401(k) Plan account. Also, you may not lend money to your 401(k) Plan account.

16. Can I have the shares I am acquiring through the 401(k) Plan delivered to me personally instead of being credited to my 401(k) Plan account?

No. The shares of Common Stock that you are acquiring pursuant to our Rights Offering through your 401(k) Plan account can only be credited to your 401(k) Plan account.

17. What happens if the price of Common Stock goes down after I make my election?

If the closing price of Common Stock on January 7, 2011, as reported by NASDAQ, is equal to or greater than $15.00 per share, the order to purchase shares for the 401(k) Plan under the Rights Offering will be effected. However, if the Subscription Price of $15.00 exceeds the closing price of Common Stock, on January 7, 2011, as reported by NASDAQ, none of the Subscription Rights held by the 401(k) Plan will be exercised.

You can log on to the 401(k) Plan’s website at www.ingham.com to see if Subscription Rights were exercised by the 401(k) Plan.

If the trustee does not place the order to acquire Common Stock for the 401(k) Plan under the Rights Offering, the money that was taken out of your 401(k) Plan account to cover your subscription in the Rights Offering will be credited back to the Fidelity Retirement Money Market Fund in your 401(k) Plan account. That money will remain in the Fidelity Retirement Money Market Fund until you elect to move it into other investment options under the 401(k) Plan. However, you will not be able to do so until after the Rights Offering expires.

18. Can I change my mind after submitting my Subscription Rights Election Form?

No. Once your Subscription Rights Election Form is submitted, you cannot revoke it. Your election to purchase shares of Common Stock in the Rights Offering will be effected, unless (A) Subscription Rights held by the 401(k) Plan are not exercised because the Subscription Price exceeds the closing price of Common Stock on January 7, 2011 or (B) the value of the Fidelity Retirement Money Market Fund in your 401(k) Plan account is not equal to or greater than the purchase price of the shares of Common Stock that you have elected to purchase in our Rights Offering on January 4, 2011 and January 6, 2011 (in which case no subscription rights will be exercised).

19. If the order is placed, how soon will it be before I see the Common Stock credited to my 401(k) Plan account?

It will take some time to complete all the paperwork after the Rights Offering ends, acquire the shares of Common Stock and then allocate them to the proper accounts in the 401(k) Plan. We expect it will take at least three (3) business days after the expiration date for our Rights Offering before the Common Stock that you elected to have purchased by your 401(k) Plan account (assuming that the other conditions for exercising were met) is credited to your 401(k) Plan account.

20. What happens if I do not exercise my Subscription Rights?

If you choose not to exercise your Subscription Rights under the Rights Offering, they will simply expire.

21. Should I elect to exercise my Subscription Rights?

You alone must determine whether to exercise your Subscription Rights; we urge you to consult your own financial advisor. Neither the Company nor Ingham Retirement Group can give you any advice or make any recommendation as to whether you should exercise your rights under our Rights Offering.

It is very important that you review and consider the appropriateness of your current investments. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments. With respect to the Rights Offering, you need to make up your own mind regarding how investing in the stock of one company—TIB Financial Corp.—fits into your overall investment portfolio. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. You should carefully consider the risk factors discussed in the Offering Prospectus before you make your decision to exercise your rights under the Rights Offering.

22. What If I Have Additional Questions?

If you have any questions about the Rights Offering, please contact our information agent, Phoenix Advisory Partners, LLC, by calling (800) 576-4314 (toll free).

If you have any questions about your 401(k) Plan account, please call Juanita Arias at Ingham Retirement Group, at (305) 671-2200 at extension 1134.

Remember, this document provides only a summary of the Rights Offering. It has been prepared for your convenience to give you a quick overview. The full details are set out in the Offering Prospectus that has been provided to you along with this document. If you need another copy of the Offering Prospectus, please call our information agent at the numbers above to obtain a copy.